Exhibit 99.1

HERSHEY ANNOUNCES FIRST QUARTER RESULTS

AND REAFFIRMS 2008 OUTLOOK

•	Earnings per share-diluted from operations $0.37

•	March launch of Hershey’s Bliss TM and Starbucks® new products on track

•	Global Supply Chain Transformation progressing as planned

•	Outlook reaffirmed for 2008, growth in net sales 3-4%, with earnings per share-diluted from operations expected to be in the $1.85 to $1.90 range

HERSHEY, Pa., April 24, 2008 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended March 30, 2008. Consolidated net sales were $1,160,342,000 compared with $1,153,109,000 for the first quarter of 2007. Net income for the first quarter of 2008 was $63,245,000, or $0.28 per share-diluted, compared with $93,473,000, or $0.40 per share-diluted, for the comparable period of 2007.

For the first quarters of 2008 and 2007, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $30.7 million and $40.4 million, or $0.09 and $0.11 per share, respectively. The majority of the 2008 charges were associated with the Global Supply Chain Transformation program announced in February 2007. Net income from operations, which excludes the net charges for the first quarters of 2008 and 2007, was $83,915,000 or $0.37 per share-diluted in 2008, compared with $118,786,000, or $0.51 per share-diluted in 2007.

First-Quarter Performance
“Net sales increased slightly in the first quarter and were in line with our expectations,” said David J. West, President and Chief Executive Officer. “As we previously communicated, the current period was adversely impacted by an unusually early Easter and the mid-January decision to discontinue the roll-out of Ice Breakers PACS. Operating profit targets were achieved in a rising input cost environment. We invested behind our core brands in the first quarter and will continue to do so throughout 2008 to strengthen our position in the marketplace.

“During the first quarter, Hershey made significant progress on growth initiatives that will benefit net sales and earnings throughout the remainder of the year. The Hershey’s Bliss and Starbucks product launches shipped to customers on schedule in mid-March. Consumer investment, including advertising, sampling and merchandising, will accelerate in the second quarter to ensure the success of these launches.

“The expansion of our businesses in Asia is moving ahead steadily. We are focusing on the launch of Hershey’s branded products manufactured in and for the Indian market. In China, we continue to make progress and have full manufacturing capabilities to support our portfolio roll-out.

“U.S. retail takeaway in the first quarter was up 14.8 percent in channels that account for over 80 percent of our retail business. However, this period benefited from an early Easter season. Excluding seasonal activity, Hershey’s retail takeaway increased 1.8 percent. In the channels measured by syndicated data, market share was off 0.8 points. Improvements in certain channels, customers and core brands indicate that marketplace plans, including higher levels of consumer investment and increased retail coverage, are starting to take hold. The price increase announced in late January had a minimal impact during the quarter.

Outlook
“As we look ahead to the balance of 2008, plans are in place to deliver our sales and earnings objectives. Specifically, the launch of new products, increased levels of brand support, consumer investment, retail coverage and merchandising will continue to build throughout the year. We expect this to result in a sequential improvement in net sales. Additionally, we have good visibility into our full-year cost structure. In Monterrey, Mexico, the construction of our new manufacturing facility is progressing and initial production is underway. We are encouraged by the development of our international investments and will continue to follow a disciplined approach to growth opportunities in emerging markets. Therefore, for the full-year 2008, we continue to expect net sales growth of 3-4 percent and earnings per share-diluted from operations of $1.85 to $1.90,” West concluded.

Note: In this earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. The aforementioned items relate to the Global Supply Chain Transformation program announced in February 2007 and the business realignment in Brazil announced in December 2007. The Global Supply Chain Transformation program is expected to result in pre-tax charges and non-recurring project implementation costs of $525 million - $575 million. Total charges include project management and start-up costs of approximately $50 million. In 2007, the Company recorded GAAP charges related to the Global Supply Chain Transformation program of $400.0 million, or $1.10 per share-diluted. Additionally, in the fourth quarter of 2007 the Company recorded business realignment and impairment charges of $12.6 million, or $0.05 per share-diluted, related to its business in Brazil.  In 2008, the Company expects to record total GAAP charges of about $140 million - $160 million, or $0.37 - $0.42 per share-diluted. Below is a reconciliation of GAAP and non-GAAP items to the Company’s earnings per share-diluted outlook:

	2007	2008

Reported / Expected EPS-Diluted	$0.93	$1.43 - $1.53

Total Business Realignment and Impairment Charges	$1.15	$0.37 - $0.42

EPS-Diluted from Operations*	$2.08	--

Expected EPS-Diluted from Operations*		$1.85 - $1.90

*From operations, excluding business realignment and impairment charges.

Live Web Cast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

Safe Harbor Statement
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2007. All information in this press release is as of April 24, 2008. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended March 30, 2008 and April 1, 2007
(in thousands except per share amounts)

	First Quarter

	2008	2007

Net Sales	$1,160,342	$1,153,109

Costs and Expenses:
Cost of Sales	783,890	739,078
Selling, Marketing and Administrative	249,949	216,433
Business Realignment and Impairment Charges, net	4,085	27,545

Total Costs and Expenses	1,037,924	983,056

Income Before Interest and Income Taxes (EBIT)	122,418	170,053
Interest Expense, net	24,386	28,255

Income Before Income Taxes	98,032	141,798
Provision for Income Taxes	34,787	48,325

Net Income	$63,245	$93,473

Net Income Per Share - Basic – Common	$0.29	$0.42
- Basic – Class B	$0.26	$0.37
- Diluted	$0.28	$0.40

Shares Outstanding - Basic – Common	166,771	169,836
- Basic – Class B	60,806	60,816
- Diluted	228,926	233,708

Key Margins:
Gross Margin	32.4%	35.9%
EBIT Margin	10.6%	14.7%
Net Margin	5.5%	8.1%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended March 30, 2008 and April 1, 2007
(in thousands except per share amounts)

	First Quarter

	2008		2007

Net Sales	$1,160,342		$1,153,109

Costs and Expenses:
Cost of Sales	758,736	(a)	729,219	(b)
Selling, Marketing and Administrative	248,515	(c)	213,447	(d)
Business Realignment and Impairment Charges, net	---	(e)	---	(f)

Total Costs and Expenses	1,007,251		942,666

Income Before Interest and Income Taxes (EBIT)	153,091		210,443
Interest Expense, net	24,386		28,255

Income Before Income Taxes	128,705		182,188
Provision for Income Taxes	44,790		63,402

Net Income	$83,915		$118,786

Net Income Per Share - Basic – Common	$0.38		$0.53
- Basic – Class B	$0.34		$0.48
- Diluted	$0.37		$0.51

Shares Outstanding - Basic – Common	166,771		169,836
- Basic – Class B	60,806		60,816
- Diluted	228,926		233,708

Key Margins:
Adjusted Gross Margin	34.6%		36.8%
Adjusted EBIT Margin	13.2%		18.3%
Adjusted Net Margin	7.2%		10.3%

(a) Excludes business realignment and impairment charges of $25.2 million pre-tax or $17.5 million after-tax for the first quarter of 2008.
(b) Excludes business realignment and impairment charges of $9.9 million pre-tax or $6.2 million after-tax for the first quarter of 2007.
(c) Excludes business realignment and impairment charges of $1.4 million pre-tax or $.6 million after-tax for the first quarter of 2008.
(d) Excludes business realignment and impairment charges of $3.0 million pre-tax or $1.8 million after-tax for the first quarter of 2007.
(e) Excludes business realignment and impairment charges of $4.1 million pre-tax or $2.6 million after-tax for the first quarter of 2008.
(f) Excludes business realignment and impairment charges of $27.5 million pre-tax or $17.3 million after-tax for the first quarter of 2007.

The Hershey Company
Consolidated Balance Sheets
as of March 30, 2008 and December 31, 2007
(in thousands of dollars)

Assets	2008	2007

Cash and Cash Equivalents	$152,875	$129,198
Accounts Receivable - Trade (Net)	298,668	487,285
Deferred Income Taxes	73,539	83,668
Inventories	619,406	600,185
Prepaid Expenses and Other	118,115	126,238

Total Current Assets	1,262,603	1,426,574

Net Plant and Property	1,510,667	1,539,715
Goodwill	582,326	584,713
Other Intangibles	168,459	155,862
Other Assets	542,962	540,249

Total Assets	$4,067,017	$4,247,113

Liabilities, Minority Interest and Stockholders' Equity

Loans Payable	$479,037	$856,392
Accounts Payable	231,982	223,019
Accrued Liabilities	466,050	538,986
Taxes Payable	23,921	373

Total Current Liabilities	1,200,990	1,618,770

Long-Term Debt	1,528,691	1,279,965
Other Long-Term Liabilities	523,410	544,016
Deferred Income Taxes	178,800	180,842

Total Liabilities	3,431,891	3,623,593

Minority Interest	43,935	30,598

Total Stockholders' Equity	591,191	592,922

Total Liabilities, Minority Interest and Stockholders’ Equity	$4,067,017	$4,247,113